Exhibit 99.1

For Immediate Release

Veracyte Announces Preliminary Full-Year 2023 Results,

Acquisition of C2i Genomics to Add Minimal Residual Disease Capabilities to Its Novel Diagnostics Platform

Grew full-year revenue to between $358 million and $359 million, an increase of 21%

Acquisition broadens Veracyte’s presence across the cancer care continuum

SOUTH SAN FRANCISCO, Calif. — January 8, 2024 — Veracyte, Inc. (Nasdaq: VCYT), a leading cancer diagnostics company, today announced preliminary unaudited financial results for the fourth quarter and full year ended December 31, 2023. The company also announced it has reached a definitive agreement to acquire C2i Genomics, Inc. a minimal residual disease (MRD) detection company, adding whole-genome MRD capabilities to its novel diagnostics platform and positioning Veracyte to expand its offerings along the cancer care continuum. Under the terms of the agreement, Veracyte will pay $70 million in Veracyte shares at closing, and up to an additional $25 million based on the achievement of future performance milestones over the next two years, payable in Veracyte shares or cash at Veracyte’s election.

Preliminary Unaudited Financial Results and 2024 Financial Outlook

For the fourth quarter ended December 31, 2023, as compared to the same period of 2022, Veracyte expects to report:

•	Revenue of between $95 million and $96 million, an increase of between 18% and 20%

•	Total test volume of approximately 34,000, an increase of 21%

For the full year ended December 31, 2023, as compared to the same period of 2022, Veracyte expects to report:

•	Revenue of between $358 million and $359 million, an increase of 21%

•	Total test volume of approximately 127,000, an increase of 24%

Veracyte expects to report cash, cash equivalents and short-term investments of more than $215 million as of December 31, 2023.

“We had an outstanding fourth quarter and finished 2023 with continued growth driven by our Afirma and Decipher businesses,” said Marc Stapley, Veracyte’s chief executive officer. “I could not be prouder of the Veracyte team and their commitment to our physician customers and their patients, and look forward to continued strong execution in 2024 and beyond.”

Veracyte is initiating 2024 testing and product revenue guidance of 13% to 15% growth, partially offset by declining biopharma and other revenue, resulting in total company revenue growth of 10% to 12%, or $394 million to $402 million. Further, 2024 cash, cash equivalents and short-term investments ending balance is expected to grow by 10% to 12%, in line with total company revenue growth, excluding approximately $8 million of one-time acquisition related items but including the expenses required to develop MRD assays.

C2i Genomics Acquisition

Through its acquisition of C2i Genomics, Veracyte will be positioned to serve physicians and their patients further along the cancer care continuum, in combination with its portfolio of diagnostic and prognostic tests.

“MRD detection and monitoring is a large, rapidly growing space that provides critical information to physicians and their patients. The expected acquisition of C2i Genomics will enable us to expand our role across the cancer care continuum to help monitor the success of a therapeutic or surgical intervention, and determine the best course of action for each patient,” said Mr. Stapley. “We believe that C2i Genomics’ whole-genome technology will enable earlier detection of MRD and recurrence than imaging and other molecular tests, resulting in better patient outcomes, with faster results and smaller sample requirements. This will further fuel our vision to transform cancer care for patients all over the world.”

C2i Genomics’ whole-genome, artificial intelligence-powered approach generates broad signatures from blood more quickly and efficiently than bespoke panels. The company’s MRD solution requires less than a tube of blood (as little as 3-4 ml blood, or 1-2 ml plasma), can go from sample to result in just two weeks, and delivers improved performance compared to imaging and other molecular tests. Veracyte believes this ability, when combined with its own prognostic and diagnostic tests, will enable physicians to track a tumor’s progression as it evolves from early diagnosis through patient treatment and follow-up.

“Our vision has been to provide clinicians with deeper insight into their patients’ cancer so that we can help improve treatment outcomes worldwide,” said Ezra Sofer, chief executive officer and cofounder of C2i Genomics. “Our goal since the inception of the company has been to introduce our robust solution into the clinic. I’m incredibly proud of the progress our team has made and believe that Veracyte, with its strong presence in multiple cancer indications and its powerful commercialization capabilities, will accelerate this vision into a reality.”

Veracyte’s first application of C2i Genomics’ technology will be a muscle-invasive bladder cancer MRD test, where it plans to leverage its strong urology commercial channel and a clear pathway to expected reimbursement. The company plans to develop further MRD tests in several of its focused indications.

Veracyte expects the upfront purchase price to be subject to customary balance sheet adjustments and the transaction to close in the first quarter of 2024.

Morgan Stanley & Co. LLC is serving as financial advisor to Veracyte, and Fenwick & West LLP is serving as legal advisor. Perella Weinberg Partners is serving as financial advisor to C2i Genomics, and Meitar is serving as legal advisor.

About Veracyte

Veracyte (Nasdaq: VCYT) is a global diagnostics company whose vision is to transform cancer care for patients all over the world. We empower clinicians with the high-value insights they need to guide and assure patients at pivotal moments in the race to diagnose and treat cancer. Our Veracyte Diagnostics Platform delivers high-performing cancer tests that are fueled by broad genomic and clinical data, deep bioinformatic and AI capabilities, and a powerful evidence-generation engine, which ultimately drives durable reimbursement and guideline inclusion for our tests, along with new insights to support continued innovation and pipeline development. For more information, please visit www.veracyte.com and follow the company on Twitter (@veracyte).

Financial Disclaimer

Veracyte has not completed preparation of its financial statements for the fourth quarter or full year of 2023. The revenue ranges presented in this news release for the fourth quarter of 2023 and for the year ended December 31, 2023, as well as the estimate given for our cash, cash equivalents and short-term investments, are preliminary and unaudited and are thus inherently uncertain and subject to change as we complete our financial results for the fourth quarter of 2023. Veracyte is in the process of completing its customary year-end close and review procedures as of and for the year ended December 31, 2023, and there can be no assurance that final results for this period will not differ from these estimates. During the course of the preparation of Veracyte’s consolidated financial statements and related notes as of and for the year ended December 31, 2023, the company’s independent registered public accountants may identify items that could cause final reported results to be materially different from the preliminary financial estimates presented herein.

Veracyte plans to report full audited Q4 and 2023 financial results during its upcoming earnings call to be held in February 2024.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to our statements related to our plans, objectives, and expectations (financial and otherwise), including with respect to 2023 and 2024 financial and operating results; our anticipated acquisition of C2i Genomics; statements regarding the expected benefits of the acquisition, including but not limited to: our expectation that adding whole-genome MRD capabilities to our unique diagnostics platform will position us to serve physicians and their patients further along the care continuum; that we believe this C2i Genomics’ technology will enable us to measure a tumor’s progression as it evolves from early diagnosis through patient treatment and follow-ups; and our intentions with respect to our tests and products, for use in diagnosing and treating diseases, in and outside of the United States. Forward-looking statements can be identified by words such as: “appears,” “anticipate,” “intend,” “plan,” “expect,” “believe,” “should,” “may,” “will,” “enable,” “positioned,” “offers,” “designed” and similar references to future periods. Actual results may differ materially from those projected or suggested in any forward-looking statements. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to: our ability to launch, commercialize and receive reimbursement for our products; the ability of the parties to complete the acquisition of C2i Genomics on a timely basis or at all, including the required satisfaction or waiver of the closing conditions; our and C2i Genomics’ ability to execute on our business strategies relating to the acquisition and realize expected benefits and synergies; the retention of certain of C2i Genomics’ employees and our ability to successfully integrate the C2i Genomics business; the risk of stockholder litigation in connection with the contemplated transaction; our ability to demonstrate the validity and utility of our genomic tests and biopharma and other offerings; our ability to continue executing on our business plan; our ability to continue to scale our global operations and enhance our internal control environment; the impact of the war in Ukraine on European economies and energy supply and other regional conflicts, as well as our facilities in France; the impact of foreign currency fluctuations, increasing interest rates, inflation, potential government shutdowns and turmoil in the global banking and finance system; and the performance and utility of our tests in the clinical environment. Additional factors that may impact these forward-looking statements can be found under the caption “Risk Factors” in our Annual Report on Form 10-K filed on March 1, 2023, and our Quarterly Report on Form 10-Q filed for the three months ended September 30, 2023, filed on November 8, 2023. Copies of these documents, when available, may be found in the Investors section of our website at investor.veracyte.com. These forward-looking statements speak only as of the date hereof and, except as required by law, we specifically disclaim any obligation to update these forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

Veracyte, the Veracyte logo, Decipher, and Afirma are registered trademarks of Veracyte, Inc., and its subsidiaries in the U.S. and selected countries.

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Veracyte Contacts

Investors:

Shayla Gorman

investors@veracyte.com

619-393-1545

Media:

Tracy Morris

media@veracyte.com